UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 25, 2001

(Date of earliest event reported)

MedPlus, Inc.

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation or organization)	48-1094982 (IRS Employer Identification Number)

8805 Governor's Hill Drive, Suite 100

Cincinnati, Ohio 45249

(Address of principal executive offices)

(513) 583-0500

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

On April 25, 2001, MedPlus, Inc. (the "Company") entered into an Agreement and Plan of Merger with Quest Diagnostics Incorporated ("Quest Diagnostics") and Q-M Merger Sub, Inc., a wholly owned subsidiary of Quest Diagnostics ("Merger Sub"). Pursuant to the Agreement and Plan of Merger, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. As a result of the merger, the Company will become a wholly owned subsidiary of Quest Diagnostics. Each share of Company common stock or Series A convertible preferred stock issued and outstanding immediately prior to the merger, other than shares owned by Quest Diagnostics, the Company or their subsidiaries or by shareholders exercising dissenters' rights, will be cancelled and will be converted into the right to receive $2.00 in cash.

The closing of this transaction is contingent upon the Company obtaining approval by the affirmative vote of (i) the holders of a majority of the Company's outstanding common stock and two-thirds of its outstanding preferred stock, voting as a single class and (ii) the holders of two-thirds of the outstanding preferred stock at its shareholders' meeting on or about June 26, 2001. In addition to the 18% of the Company's outstanding common stock owned by Quest Diagnostics, pursuant to a Voting Agreement, certain other shareholders owning approximately 44% of the outstanding common stock and over two-thirds of its outstanding preferred stock agreed to vote their shares in favor of the merger of Merger Sub with and into the Company and against any alternative transaction and have granted Quest Diagnostics an irrevocable proxy in such regard.

The Company and Quest Diagnostics also entered into a Credit Agreement on April 25, 2001. Pursuant to the Credit Agreement, Quest Diagnostics agreed to loan the Company up to $5,000,000. The Company must repay all amounts borrowed under the Credit Agreement by February 1, 2002. The advances under the Credit Agreement are secured by all of the assets of the Company and its subsidiaries pursuant to a Security Agreement. The Company will use the proceeds from the advances under the Credit Agreement for working capital purposes prior to the merger.

Item 7. Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

Not required.

(b) Pro forma financial information.

Not required.

(c) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of April 25, 2001 by and among MedPlus, Inc., Quest Diagnostics Incorporated and Q-M Merger Sub, Inc.
99.1	Voting Agreement dated as of April 25, 2001 by and among Quest Diagnostics Incorporated and the shareholders of the Company named therein.
99.2	Credit Agreement dated as of April 25, 2001 by and among MedPlus, Inc. and Quest Diagnostics Incorporated.
99.3	Security Agreement dated as of April 25, 2001 made by MedPlus, Inc. and the additional grantors named therein to Quest Diagnostics Incorporated.
99.4	Press release issued April 26, 2001 announcing merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPLUS, INC.

Date: May 3, 2001	By:/s/ Daniel A. Silber Daniel A. Silber Chief Financial Officer